EXHIBIT 99.1

Contact:	Richard A. Lechleiter

Executive Vice President and

Chief Financial Officer

(502) 596-7734

KINDRED HEALTHCARE PROMOTES PATRICIA M. HENRY

TO PRESIDENT OF REHABCARE DIVISION

LOUISVILLE, Ky. (December 19, 2011) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced that the Board of Directors has appointed Patricia M. Henry to serve as President of its RehabCare division effective December 19, 2011. Ms. Henry will be a member of Kindred’s executive management committee.

Ms. Henry, a speech pathologist, has been Executive Vice President, Skilled Rehabilitation Services Operations, RehabCare since June 1, 2011 when Kindred acquired RehabCare Group, Inc. (formerly NYSE:RHB)(“RHB”). Prior to the acquisition, Ms. Henry was the Executive Vice President, Operations of RHB from October 2006 to June 2011.

Ms. Henry is assuming the responsibilities previously held by Christopher M. Bird. Mr. Bird is leaving Kindred to become the Chief Executive Officer of ReachOut Healthcare America, a national administrative services organization for mobile dentistry and healthcare. Mr. Bird has been President of Kindred’s rehabilitation business since April 2008.

“We are fortunate to have someone with Pat’s passion and experience ready to lead our RehabCare division,” said Paul J. Diaz, President and Chief Executive Officer of Kindred. “Pat has shown tremendous leadership in the integration of Kindred’s rehabilitation operations with those of the former RehabCare. Her operating and clinical skills and depth of knowledge of the rehabilitation industry will allow us to continue to grow our RehabCare business and improve the outcomes and quality of care for our patients.”

Mr. Diaz added, “I want to thank Chris Bird for his hard work and dedication over the last several years with Kindred. Chris has done an incredible job improving our rehabilitation operations and growing our business. We wish him all the best in his new venture.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,900 employees in 46 states. At September 30, 2011, Kindred through its subsidiaries provided healthcare services in over 2,250 locations, including 120 long-term acute care hospitals, five inpatient rehabilitation hospitals, 224 nursing and rehabilitation centers, 23 sub-acute units, 47 hospice and home care locations, 102 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served approximately 1,740 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for three years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve.